EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-195456, 333-187690, 333-160371, 333-160370, 333-125298 and 333-100420 on Form S-8 and Registration Statement No. 333-206125 on Form S-3 of our reports dated February 26, 2016, relating to the consolidated financial statements of Columbia Banking System, Inc., and the effectiveness of Columbia Banking System, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Columbia Banking System, Inc., for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
Seattle, Washington
February 26, 2016